April 15, 2026

First Trust Exchange-Traded Fund

120 East Liberty Drive, Suite 400

Wheaton, Illinois 60187

Re:	12b-1 Plan Extension Letter for First Trust Exchange-Traded Fund (the “Trust”)

Ladies and Gentlemen:

It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the shares of each series of the above-referenced Trust. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), comprised of various exchange-traded funds (each, a “Fund,” and, collectively, the “Funds”) set forth on Exhibit A attached hereto, which may be supplemented to add new Funds.

It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the “Plan”) pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest (“Shares”) of the Funds. Pursuant to the Plan, each Fund may bear a fee not to exceed 0.25% per annum of such Fund’s average daily net assets.

The purpose of this letter agreement is to agree and acknowledge that the Funds shall not pay, and we shall not collect, any fees pursuant to the Plan any time before the date set forth on Exhibit A attached hereto for each Fund.

Very Truly Yours,

First Trust Portfolios L.P.

  /s/ James M. Dykas

James M. Dykas, Chief Financial Officer,
Chief Operating Officer

Agreed and Acknowledged:

First Trust Exchange-Traded Fund

  /s/ Derek Maltbie

Derek Maltbie, Treasurer, Chief Financial
Officer and Chief Accounting Officer

Exhibit A

Funds	Dates
First Trust Exchange-Traded Fund
First Trust Capital Strength ETF (FTCS)	04/30/2027
First Trust Dow Jones Internet Index Fund (FND)	04/30/2027
First Trust Dow Jones Select MicroCap Index Fund (FDM)	04/30/2027
First Trust Natural Gas ETF (FCG)	04/30/2027
First Trust Water ETF (FIW)	04/30/2027
First Trust Morningstar Dividend Leaders Index Fund (FDL)	04/30/2027
First Trust NASDAQ-100 Select Equal Weight ETF (QQEW)	04/30/2027
First Trust NASDAQ-100 Ex-Technology Sector Index Fund (QQXT)	04/30/2027
First Trust NASDAQ-100-Technology Sector Index Fund (QTEC)	04/30/2027
First Trust NASDAQ® ABA Community Bank Index Fund (QABA)	04/30/2027
First Trust NASDAQ® Clean Edge® Green Energy Index Fund (QCLN)	04/30/2027
First Trust NYSE Arca Biotechnology Index Fund (FBT)	04/30/2027
First Trust S&P REIT Index Fund (FRI)	04/30/2027
First Trust US Equity Opportunities ETF (FPX)	04/30/2027
First Trust Value Line® Dividend Index Fund (FVD)	04/30/2027
First Trust Dividend Strength ETF (FTDS)	04/30/2027
First Trust Dow 30 Equal Weight ETF (EDOW)	04/30/2027
First Trust Lunt U.S. Factor Rotation ETF (FCTR)	04/30/2027
FT Vest Gold Strategy Quarterly Buffer ETF (BGLD)	04/30/2027
FT Vest Gold Strategy Target Income ETF (IGLD)	04/30/2027
First Trust Growth Strength ETF (FTGS)	04/30/2027
First Trust Indxx Aerospace & Defense ETF (MISL)	04/30/2027
First Trust Bloomberg Inflation Sensitive Equity ETF (FTIF)	04/30/2027
First Trust S&P 500 Diversified Free Cash Flow ETF (FCFY)	04/30/2027
First Trust WCM Developing World Equity ETF (WCME)	04/30/2027
First Trust WCM International Equity ETF (WCMI)	04/30/2027
FT Vest Bitcoin Strategy Floor15 ETF – April (BFAP)	04/30/2027
FT Vest Bitcoin Strategy & Target Income ETF (DFII)	04/30/2027
FT Vest Bitcoin Strategy Floor15 ETF – July (BFJL)	06/18/2027
FT Vest Bitcoin Strategy Floor15 ETF – October (BFOC)	09/29/2027
FT Vest Laddered Autocallable Barrier & Income ETF (ACYN)	12/19/2027
FT Vest Bitcoin Strategy Floor15 ETF – January (BFJA)	12/24/2027
First Trust WCM Global Equity ETF (WCMG)	04/14/2028
FT Vest Laddered Autocallable Barrier & Resilient Income ETF (ACYS)	04/15/2028